Exhibit 3.1
THIS COMPOSITE ARTICLES OF AMENDMENT AND RESTATEMENT OF EQUITY ONE, INC. (THE “CORPORATION”) REFLECTS THE PROVISIONS OF THE CORPORATION’S ARTICLES OF AMENDMENT AND RESTATEMENT AS AMENDED AND RESTATED ON APRIL 22, 2002, AND ALL AMENDMENTS THERETO FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND THEREAFTER ON OR PRIOR TO JANUARY 4, 2011, BUT IS NOT AN AMENDMENT AND/OR RESTATEMENT THEREOF.
EQUITY ONE, INC.
COMPOSITE ARTICLES OF AMENDMENT AND RESTATEMENT
     FIRST: Equity One, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its Charter as currently in effect and as hereinafter amended.
     SECOND: The following provisions are all the provisions of the Charter currently in effect and as hereinafter amended:
ARTICLE I
INCORPORATION
     The corporation was formed under the general laws of the State of Maryland on June 15, 1992.
ARTICLE II
NAME
     The name of the corporation (the “Corporation”) is Equity One, Inc.
ARTICLE III
PURPOSE
     The purposes for which the Corporation was formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.
ARTICLE IV
PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT
     The address of the principal office of the Corporation in the State of Maryland is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202, Attention: James J. Hanks, Jr. The name of the resident agent of the Corporation in the State of Maryland is James J. Hanks, Jr., whose post address is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a citizen of and resides in the State of Maryland.

ARTICLE V
PROVISIONS FOR DEFINING, LIMITING AND REGULATING
CERTAIN POWERS OF THE CORPORATION AND
OF THE STOCKHOLDERS AND DIRECTORS
     Section 5.1 Number and Classification of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be seven, which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law. The names of the directors who shall serve until their successors are duly elected and qualified are:
Chaim Katzman
Doron Valero
Noam Ben-Ozer
Shaiy Pilpel
Yuval Yanai
Robert Cooney
Ronald Chase
     The Board of Directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors in the manner provided in the Bylaws.
     Section 5.2 Extraordinary Actions. Except as specifically provided in Section 5.8 (relating to removal of directors) and notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.
     Section 5.3 Authorization by Board of Stock Issuances. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.
     Section 5.4 Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may be otherwise agreed by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

     Section 5.5 Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, managing member, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.
     Section 5.6 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding or disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation.
     Section 5.7 REIT Qualification. The Corporation has elected to qualify for federal income tax treatment as a REIT. The Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification.
     Section 5.8 Removal Of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock, if any, to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for Cause and then only by the affirmative vote of at least two-thirds (2/3) of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “Cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

     Section 5.9 Advisor Agreements. Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).
ARTICLE VI
STOCK
     Section 6.1 Authorized Shares. The Corporation shall have the authority to issue one hundred sixty million (160,000,000) shares of stock, consisting of one hundred fifty million (150,000,000) shares of Common Stock, par value $0.01 per share (“Common Stock”), and ten million (10,000,000) shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $1,600,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Sections 6.2, 6.3, or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has the authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. To the extent permitted by Maryland law, the Board of Directors, without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has the authority to issue.
     Section 6.2 Common Stock. Subject to the provisions of Article VII, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

     Section 6.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock.
     Section 6.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.
     Section 6.5 Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Charter and the Bylaws.
ARTICLE VII
RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES
     Section 7.1 Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:
          Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean, for any Individual, 5.0% in value of the aggregate outstanding shares of Capital Stock and, for any Person other than an Individual, 9.9% in value of the aggregate outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8 of the Charter. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.
          Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

          Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
          Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.
          Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
          Charter. The term “Charter” shall mean the charter of the Corporation, as that term is defined in the MGCL.
          Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean, for any Individual, 5.0% (in value or in number of shares, whichever is more restrictive) of the aggregate outstanding shares of Common Stock of the Corporation and, for any Person other than an Individual, 9.9% (in value or in number of shares, whichever is more restrictive) of the aggregate outstanding shares of Common Stock of the Corporation. The number and value of outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.
          Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.
          Effective Date. The term “Effective Date” shall mean the date upon which the Articles of Amendment containing this definition were originally filed with, and accepted for record by, the SDAT.
          Excepted Holder. The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by these Articles or by the Board of Directors pursuant to Section 7.2.7.
          Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7, and subject to adjustment pursuant to Section 7.2.8, the percentage limit established by the Board of Directors pursuant to Section 7.2.7.

          Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          Foreign Limitation Cut-off Date. The term “Foreign Limitation Cut-off Date” shall mean the earliest of (i) the earliest date on which the disposition (whether upon redemption, transfer or otherwise) by Liberty International Holdings Limited of its interest in EQY-CSC LLC is not subject to U.S. federal income tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended, and (ii) the day on which Liberty International Holdings Limited owns fewer than [1,094,709] Class A Shares of EQY-CSC LLC.
          Gazit Stockholder. The term “Gazit Stockholder” shall mean any of the following: Chaim Katzman, Gazit-Globe Ltd., MGN (USA) Inc., Gazit (1995), Inc., MGN America, LLC, Silver Maple, Inc., and Ficus, Inc. and any of their respective affiliates.
          Individual. The term “Individual” shall mean (i) an “individual” as used in Section 542(a)(2) of the Code, other than a “qualified trust” as defined in Section 856(h)(3)(E) of the Code, to the extent that such qualified trust is eligible for the look-through treatment under Section 856(h)(3)(A) of the Code and (ii) any beneficiary of a qualified trust that is eligible for the look-through treatment, who would otherwise be an Individual.
          Initial Date. The term “Initial Date” shall mean the date upon which the Articles of Amendment and Restatement containing this Article VII are filed with the SDAT.
          Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.
          MGCL. The term “MGCL” shall mean the Maryland General Corporation Law, as amended from time to time.
          NYSE. The term “NYSE” shall mean the New York Stock Exchange.

          Non-U.S. Person. The term “Non-U.S. Person” shall mean a Person other than a U.S. Person.
          Person. The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.
          Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.
          REIT. The term “REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.
          Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Corporation determines pursuant to Section 5.6 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.
          Tenant. The term “Tenant” shall mean a tenant, subtenant or any other Person that is a subtenant through a chain of subtenancies of a property owned by the Corporation.
          Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.
          Trust. The term “Trust” shall mean any trust provided for in Section 7.3.1.
          Trustee. The term “Trustee” shall mean a Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of a Trust.

          U.S. Person. The term “U.S. Person” shall mean (i) a citizen or resident of the United States, (ii) a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), (iii) a corporation created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), and (iv) any estate or trust (other than a foreign estate or foreign trust, within the meaning of Section 7701(a)(31) of the Code).
     Section 7.2 Capital Stock.
     Section 7.2.1 Ownership Limitations. Prior to the Restriction Termination Date (or, in the case of the restrictions in Section 7.2.1(a)(iii), during the period set forth in Section 7.2.1(a)(iii)):
     (a) Basic Restrictions.
     (i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.
     (ii) No Person shall Beneficially or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).
     (iii) During the period commencing on the Effective Date and ending on the Foreign Limitation Cut-off Date, a Non-U.S. Person shall not acquire Beneficial or Constructive Ownership of any shares of Capital Stock if, immediately following such acquisition of Beneficial or Constructive Ownership, the fair market value of the shares of Capital Stock owned, directly and indirectly, by all Non-U.S. Persons (other than Liberty International Holdings Limited and its affiliates) for purposes of Section 897(h)(4)(B) of the Code would comprise 29% (the “Foreign Ownership Percentage”) or more of the fair market value of the issued and outstanding shares of Capital Stock; provided, that, for purposes of the foregoing, any shares held directly or indirectly by an entity classified as a domestic corporation (other than a REIT) for U.S. federal income tax purposes shall be treated as held by a U.S. Person; provided, further, that the foregoing restriction shall not limit (x) any pledge of shares of Capital Stock by any Gazit Stockholder to a commercial bank or other commercial lending institution (including pension funds and insurance companies that act as lenders) that is not affiliated with or related to any Gazit Stockholder (a “Qualified Lender”) in connection with a bona fide loan to any Gazit Stockholder, (y) any transfer of actual, Beneficial or Constructive Ownership of pledged shares described in (x) to a Qualified Lender or any transferee in connection with a foreclosure, seizure or other similar proceeding by the Qualified Lender against any of such pledged shares, or (z) the ownership of any shares of Capital Stock by Liberty International Holdings Limited or any of its affiliates acquired (A) pursuant to the Subscription Agreement, dated as of January 4, 2011, by and between Liberty International Holdings Limited and the Corporation and (B) pursuant to that certain Operating Agreement, dated as of January 4, 2011, of EQY-CSC LLC. In the event that Liberty International Holdings Limited Transfers (other than to any affiliate of Liberty International Holdings Limited) any shares of Capital Stock described in clause (z) of the preceding sentence, the Foreign Ownership Percentage shall be increased by a number of percentage points determined by dividing the number of such shares of Capital Stock so transferred by Liberty International Holdings Limited by the total number of shares of Capital Stock of the Corporation outstanding immediately before such transfer or other disposition.

     (iv) Subject to Section 7.4 of the Charter, any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.
     (b) Transfer in Trust. Subject to Section 7.4 of the Charter, if any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i), (ii) or (iii),
     (i) then that number of shares of the Capital Stock the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i), (ii) or (iii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or
     (ii) if the transfer to the Trust described in clause (i) of this Section 7.2.1(b) would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i), (ii) or (iii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i), (ii) or (iii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.
     Section 7.2.2 Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

     Section 7.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT or whether such Transfer would result in a violation of Section 7.2.1(a)(iii).
     Section 7.2.4 Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:
     (a) every Person who Beneficially Owns more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such Person shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit or ensure that the Foreign Ownership Percentage is not exceeded; and
     (b) each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT, the amount of capital stock that is Beneficially and Constructively owned by Non-U.S. Persons, and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.
     Section 7.2.5 Remedies not Limited. Subject to Sections 5.6 and 7.4 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT or ensuring that the Foreign Ownership Percentage is not exceeded.
     Section 7.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3, or any definition contained in Section 7.1, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.

     Section 7.2.7 Exceptions.
     (a) Subject to Sections 7.2.1(a)(ii) and 7.2.1(a)(iii), the Board of Directors of the Corporation, in its sole discretion, may exempt a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:
     (i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial or Constructive Ownership of such shares of Capital Stock will violate Section 7.2.1(a)(ii) or Section 7.2.1(a)(iii), if applicable;
     (ii) such Person does not own and represents that it will not own, actually or Constructively, an interest in a Tenant of the Corporation (or a Tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such Tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a Tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such Tenant would not adversely affect the Corporation’s ability to qualify as a REIT need not be treated as a Tenant of the Corporation); and
     (iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 7.2.1(b) and 7.3.
     (b) Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
     (c) Subject to Sections 7.2.1(a)(ii) and 7.2.1(a)(iii), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

     (d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.
     Section 7.2.8 Increase in Aggregate Stock Ownership and Common Stock Ownership Limits. The Board of Directors may from time to time increase the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit (but not the Foreign Ownership Percentage).
     Section 7.2.9 Legend. Each certificate for shares of Capital Stock shall bear substantially the following legend:
The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”), and to ensure that one of its subsidiaries may qualify as a “domestically controlled qualified investment entity” (within the meaning of Section 897(h)(4)(B) of the Code). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Common Stock in excess of 9.9%, (or 5.0% of in the case of an Individual), (in value or number of shares) of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of 9.9% (or 5.0% of in the case of an Individual) of the value of the total outstanding shares of Capital Stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; (iv) subject to certain exceptions set forth in the Corporation’s Charter, no Non-U.S. Person may acquire Beneficial or Constructive Ownership of any shares of Capital Stock after the Effective Date if, immediately following such acquisition, the fair market value of all shares of Capital Stock owned directly and indirectly by Non-U.S. Persons (other than Liberty International Holdings Limited and its affiliates) would comprise more than 29% of the fair market value of the issued and outstanding shares of Capital Stock; and (v) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge.

     Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.
     Section 7.3 Transfer of Capital Stock in Trust.
          Section 7.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.
          Section 7.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Company. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.
          Section 7.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

          Section 7.3.4 Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (E.G., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.
          Section 7.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.
          Section 7.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
     Section 7.4 NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

     Section 7.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.
     Section 7.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.
ARTICLE VIII
AMENDMENTS
     The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except as otherwise provided in the Charter, any amendment to the Charter shall be valid only if approved by the affirmative vote of a majority of all votes entitled to be cast on the matter. However, any amendment to Section 5.7 or this Article VIII of the Charter shall be valid only if approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.
ARTICLE IX
LIMITATION OF LIABILITY
     To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
     THIRD: The amendment to and restatement of the Charter as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.
     FOURTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the Charter.
     FIFTH: The name and address of the Corporation’s current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the Charter.
     SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the Charter.

     SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment was 40,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, $0.01 per share, having an aggregate par value of $450,000.
     EIGHTH: The total number of shares of stock which the Corporation has authority to issue, pursuant to the Charter of the Corporation as hereby amended and restated, is 40,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share, having an aggregate par value of $450,000.
     NINTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chairman of the Board, President and Chief Executive Officer and attested to by its Secretary on this 22nd day of April 2002.

ATTEST:
/s/ Alan J. Marcus
Alan J. Marcus, Secretary

EQUITY ONE, INC.
By:	/s/ Chaim Katzman
Chaim Katzman, Chairman of the Board, President
and Chief Executive Officer

EQUITY ONE, INC.
ARTICLES SUPPLEMENTARY
CLASS A COMMON STOCK
     Equity One, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: Under the power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), by resolution, established a series of Common Stock designated as Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), by reclassifying and designating one authorized but unissued share of Common Stock (as defined in the Charter) as a share of Class A Common Stock, with all of the same preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as the Common Stock (as one class for all purposes), except as specifically set forth in these Articles Supplementary.
CLASS A COMMON STOCK
     Section 1. Number of Shares and Designation. One share of Common Stock is designated as Class A Common Stock.
     Section 2. Definitions. For purposes of the Class A Common Stock, the following terms shall have the meanings indicated:
     “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Class A Conversion Date” shall mean the date of the earliest to occur of (a) January 4, 2021, (b) the transfer, directly or indirectly, of beneficial and/or record ownership of the share of Class A Common Stock to any Person other than Parent or a Controlled Affiliate of Parent or (c) the entry by LIH, Parent, a Controlled Affiliate of Parent or by any Person entitled to or able to directly or indirectly control LIH, into any agreement (other than the Equityholders Agreement or the irrevocable proxy contemplated by the Equityholders Agreement) obligating LIH to vote the share of Class A Common Stock in any particular manner or giving any Person (other than Parent or LIH) the power to vote or direct the voting of the share of Class A Common Stock.
     “Class A Shares” shall have the meaning set forth in the Operating Agreement.
     “Controlled Affiliate” shall mean, with respect to Parent, any Person, that directly or indirectly through one or more intermediaries, is controlled by Parent. For purposes of this definition, “control,” when used with respect to Parent, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

     “Conversion Factor” shall have the meaning set forth in the Operating Agreement.
     “Equityholders Agreement” shall mean the Equityholders Agreement, dated as of May 23, 2010 by and among the Corporation, LIH and certain other parties thereto, as the same may be amended, modified or supplemented from time to time.
     “EQY-CSC” shall mean EQY-CSC LLC, a Delaware limited liability company.
     “LIH” shall mean Liberty International Holdings Ltd., a private company limited by shares organized under the laws of England and Wales.
     “Operating Agreement” shall mean the limited liability company agreement of EQY-CSC LLC, as the same may be amended, supplemented or modified from time to time.
     “Parent” shall mean Capital Shopping Centres Group PLC, a public limited company organized under the laws of England and Wales.
     “Person” means an individual, corporation, partnership (whether general or limited), limited liability company, trust, estate, unincorporated organization, association, custodian, nominee or any other individual or entity in its own or any representative capacity.
     Section 3. Voting Rights. Until the Class A Conversion Date, the holder of the share of Class A Common Stock shall be entitled to the number of votes equal to the product of (a) the number of Class A Shares then held by LIH, Parent or a Controlled Affiliate of Parent, times (b) the Conversion Factor. The holder of Class A Common Stock shall be entitled to notice, to the same extent as any holder of Common Stock, of any stockholders’ meeting in accordance with the bylaws of the Corporation and any other matter submitted to the vote of stockholders and, except as required by law, shall vote with the holders of Common Stock together as one class on all matters to which holders of Common Stock are entitled to vote. The share of Class A Common Stock shall have no voting rights other than those set forth in this Section 3 and Section 8 below, and, from and after the Class A Conversion Date, the share of Class A Common Stock shall have no voting rights whatsoever.
     Section 4. Automatic Conversion.
     (a) Immediately upon the Class A Conversion Date, automatically and without any action by the Board, any officer of the Corporation, any holder of Capital Stock (as defined in the Charter) or any other Person, the share of Class A Common Stock shall convert into a number of shares of Common Stock equal to (a) $165,000 divided by (b) $16.50 (the “Exchange Price”), subject to adjustment as set forth on Section 4(b).
     (b) Adjustments. The Exchange Price is subject to adjustment from time to time as follows:

     (i) Upon Dividends, Distributions, Subdivisions, Splits or Consolidations. If, at any time after the effective date of these Articles Supplementary, the number of outstanding shares of Common Stock is (A) increased by a dividend or share distribution payable in shares of Common Stock (or in securities convertible into, or exchangeable or exercisable for, Common Stock) or by a subdivision or forward split of the outstanding shares of Common Stock or (B) decreased by a consolidation or reverse split of the outstanding shares of Common Stock, then the Exchange Price shall be adjusted by multiplying such Exchange Price immediately prior to such event by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event, and the denominator of which shall be the number of shares of Common Stock outstanding immediately thereafter; provided that if a dividend or share distribution is payable in securities convertible into, or exchangeable or exercisable for, Common Stock, then for purposes of determining the denominator above, the number of shares of Common Stock outstanding immediately thereafter shall be deemed to include the maximum number of shares of Common Stock (assuming the satisfaction of any conditions to convertibility, exercisability or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the conversion, exercise or exchange of such securities.
     (ii) Other Adjustments. In the event of any reorganization, recapitalization, reclassification or other like change in the outstanding shares of Common Stock at any time after the date of this Agreement for which an adjustment is not otherwise provided under Section 4(b)(i), the Exchange Price shall be equitably adjusted to reflect the effects of such reorganization, recapitalization, reclassification or other like change.
     Section 5. Dividends.
     (a) The holder of the share of Class A Common Stock shall be entitled to receive, when, as and if declared by the Board, out of funds of the Corporation legally available therefor, for the share of Class A Common Stock, participating dividends of the same type as any dividends or other distribution, whether cash, in kind or other property, payable or to be made on outstanding shares of Common Stock equal to the amount of such dividends or other distribution as would be made on the number of shares of Common Stock into which such share of Class A Common Stock would be converted if the date of payment of such dividends or other distribution on the Common Stock were the Class A Conversion Date, assuming such shares of Common Stock were outstanding on the applicable record date for such dividend or other distribution (the “Participating Dividends”) and any such Participating Dividends shall be payable to the Person in whose name the Class A Common Stock is registered at the close of business on the applicable record date.
     (b) Participating Dividends are payable at the same time as and when dividends on the Common Stock are paid to the holders of Common Stock.
     (c) So long as the share of Class A Common Stock is outstanding, no dividend may be declared or paid or set aside for payment or other distribution made upon Common Stock unless full Participating Dividends on the share of Class A Common Stock have been or are contemporaneously declared or paid or set aside for payment (and thereafter paid contemporaneously with the related dividend or other distribution made on the Common Stock).

     Section 6. Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the share of Class A Common Stock entitles the holder thereof to receive and to be paid out of the assets of the Corporation available for distribution, before any distribution or payment may be made to a holder of Common Stock, an amount in cash per share equal to the amount the holder of Class A Common Stock would have received upon liquidation, dissolution or winding up of the Corporation had the Class A Conversion Date occurred immediately prior to such liquidation, dissolution or winding up.
     Section 7. Appraisal Rights. The holder of the share of Class A Common Stock shall not be entitled to exercise the rights of an objecting stockholder under Section 3-202 of the Maryland General Corporation Law (“Appraisal Rights”) with respect to its share of Class A Common Stock. Notwithstanding the foregoing, to the extent that the holders of shares of Common Stock are entitled to exercise Appraisal Rights, the holder of the share of Class A Common Stock may exercise Appraisal Rights; provided, however, in any proceeding considering the Appraisal Rights of the Class A Common Stock, the value of the Class A Common Stock shall be determined as though the Class A Common Stock has been converted into Common Stock in accordance with Section 4, whether or not the Class A Conversion Date has actually occurred.
     Section 8. Protective Provisions. So long as any Class A Common Stock is outstanding, the Corporation shall not (whether by merger, consolidation, transfer or conveyance of substantially all of the Corporation’s assets or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of 100% of the then-outstanding shares of Class A Common Stock, voting separately as a class:
     (a) take any action that would adversely affect the rights, preferences, privileges or voting powers of the Class A Common Stock, including without limitation by amending, altering or repealing any provision of the Charter (whether by merger, consolidation, transfer or conveyance of substantially all of the Corporation’s assets or otherwise); or
     (b) increase or decrease (other than by conversion on the Class A Conversion Date) the total number of authorized shares of Class A Common Stock
     Section 9. Severability of Provisions. If any preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification or term or condition of redemption of the Class A Common Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Class A Common Stock set forth herein which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Class A Common Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.
     SECOND: The Class A Common Stock has been classified and designated by the Board under the authority contained in the Charter.

     THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.
     FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 4th day of January, 2011.

ATTEST:
/s/ Arthur L. Gallagher
Arthur L. Gallagher, Secretary

EQUITY ONE, INC.
By:	/s/ Jeffrey S. Olson
Jeffrey S. Olson, Chief Executive Officer